UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 6, 2007
MAKEMUSIC, INC.
(Exact name of registrant as specified in its charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

0-26192 (Commission File Number)	41-1716250 (IRS Employer
Identification No.)
7615 Golden Triangle Drive, Suite M
Eden Prairie, Minnesota 55344-3848
(Address of Principal Executive Offices) (Zip Code)
(952) 937-9611
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On December 6, 2007, the Board of Directors (the “Board”) of MakeMusic, Inc. (the “Company”) promoted Ron Raup from his current position as President and Chief Operating Officer to the new position of co-Chief Executive Officer, effective immediately. As co-Chief Executive Officer, Mr. Raup will report directly to the Board. Mr. Raup’s employment agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 1, 2007 and is incorporated herein by reference, will remain in place. Effective January 1, 2008, Mr. Raup’s annual compensation will increase to $200,000. Also effective January 1, 2008, Mr. Raup will be eligible to receive a cash incentive award equal to 60% of his base salary, with actual payment dependent upon his achievement during 2008 of company financial objectives that are set by the compensation committee for that fiscal year. The terms of Mr. Raup’s employment will not otherwise change.
Mr. Raup joined MakeMusic as a director in September 2004 and in September 2005 accepted employment as our Chief Marketing Officer. He was appointed to position of President and Chief Operating Officer on October 19, 2006, and was elected to the Board of Directors on the same date. In addition, Mr. Raup served as our acting Chief Financial Officer from October 19, 2006 until December 4, 2006. From 1999 until 2005, Mr. Raup served as Vice President of Brook Mays Music Company. Mr. Raup does not currently serve as a director for any other reporting companies.
A copy of the press release announcing Mr. Raup’s promotion to co-Chief Executive Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On December 6, 2007, the Company’s Board approved certain amendments to the Company’s Bylaws. The principal purpose of the amdendments was to modernize the Bylaws and ensure their consistency with the Minnesota Business Corporation Act. The amendments affect Articles II, III, IV and VI of the Company’s Bylaws, as described in more detail below, and also include various non-substantive changes.
In order to ensure the Company has adequate time to review and respond to shareholder proposals, the Board amended Article II of the Company’s Bylaws to add Section 4 (Advance Notice of Shareholder Proposals and Director Nominations). Article II, Section 4 provides that a shareholder who would like to submit a nomination or other proposal for consideration at the Company’s annual meeting must give written notice to the Company’s Secretary at the Company’s principal executive office not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting (with alternative deadlines applying when the date of the upcoming annual meeting is advanced more than 30 days or delayed more than 60 days from the anniversary date). The notice must set forth information about the nominee, proposal, and the shareholder, which requirement is consistent with the Company’s Governance Committee Policies, as posted on the Company’s website at www.makemusic.com/investor_relations.aspx. The amendment does not affect the Company’s obligation to include in its proxy statement for the annual meeting a shareholder proposal submitted in accordance with Rule 14a-8 of the Securities and Exchange Act of 1934, as amended.
The Board adopted several amendments to Article III of the Company’s Bylaws (Board of Directors), including the following:
Section 3 of Article III (Resignation and Removal) was amended to permit directors to give notice of resignation by facsimile or electronic mail, and to provide that directors named to fill a vacancy and not elected by shareholders can be removed at any time by the affirmative vote of a majority of the remaining directors.
Section 6 of Article III (Calling Meetings) was amended to provide that any director may call a Board meeting on at least two days’ notice, and that such notice may be given by facsimile or electronic mail.
Section 13 of Article III (Compensation of Directors) was removed to reflect the fact that the Company has adopted a separate Board Compensation Plan, and Section 13 (Committees) was added to confirm that the Board may establish committees and clarify the rules that govern such committees.
The Board amended certain sections of Article IV (Officers) to remove unnecessary descriptions of officers’ responsibilities, and to clarify that provisions regarding term-length, resignation and removal, and vacancy procedures track applicable provisions of the Minnesota Business Corporation Act. The Board also relocated the substance of Section 4 of Article IV (Salaries), which had stated that a committee of the Board could fix officer salaries, to Section 13 of Article III (Committees), as described above.
The Board added Section 1 of Article VI (Record Dates) to clarify the procedure for determining shareholders entitled to receive payment of a dividend or other distribution.
The foregoing summary of amendments does not purport to be complete and is qualified in its entirety by reference to the Company’s Bylaws, as amended, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(a)	Financial statements: None.

(b)	Pro forma financial information: None.

(c)	Exhibits:
3.1	Bylaws of MakeMusic, Inc., as amended

99.1	Press release dated December 10, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 10, 2007

MAKEMUSIC, INC.
/s/ Karen VanDerBosch
Karen VanDerBosch
Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
EXHIBIT INDEX TO FORM 8-K

Date of Report:	Commission File No.:
December 6, 2007	0-26192
MakeMusic, Inc.

EXHIBIT NO.	ITEM

3.1	Bylaws of MakeMusic, Inc., as amended

99.1	Press release dated December 10, 2007, announcing promotion of Ron Raup to co-Chief Executive Officer

5